AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST __, 2005
                                                REGISTRATION NO. _______________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             B2DIGITAL, INCORPORATED
             (Exact name of Registrant as specified in its charter)

          Delaware                                              84-0916299
(State or other jurisdiction                                 of (IRS Employer
incorporation or organization)                              Identification No.)

                          9171 Wilshire Blvd., Suite B
                          Beverly Hills, CA 90210-5532
          (Address of Principal Executive Offices, including ZIP Code)

                August 2005 Non-Qualified Stock Compensation Plan
                            (Full title of the plan)

                            Robert Russell, President
                          9171 Wilshire Blvd., Suite B
                          Beverly Hills, CA 90210-5532
                     (Name and address of agent for service)

                                 (310) 281-2571
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                           PROPOSED                 PROPOSED
                           AMOUNT OF                MAXIMUM              MAXIMUM                 AMOUNT OF
TITLE OF SECURITIES        SHARES                   OFFERING             AGGREGATE               REGISTRATION
TO BE REGISTERED           TO BE REGISTERED         PRICE PER SHARE      OFFERING PRICE(1)       FEE
----------------           ----------------         ---------------      -----------------       ---
$.001 par value
common stock.              300,000,000              $.0022 (1)           $660,000                $77.69

TOTALS                     300,000,000                                   $660,000                $77.69

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as August 18, 2005, a date within five business days prior to the filing of this registration statement.

                                   PROSPECTUS

                             B2Digital, Incorporated

                       300,000,000 Shares of Common Stock

This prospectus relates to the offer and sale by B2Digital, Incorporated ("B2Digital"), of shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the "consultants") pursuant to the August 2005 Non-Qualified Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan, in payment for services rendered, B2Digital is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants covered by the Stock Plan, 300,000,000 shares of common stock.

The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of B2Digital within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. B2Digital is not registering any shares for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of B2Digital or anyone of its subsidiaries. An "affiliate" of B2Digital is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of B2Digital in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTCBB under the symbol "BTWO."

These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

                 The date of this prospectus is August 18, 2005

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by B2Digital with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: B2Digital, 9171 Wilshire Blvd., Ste. B, Beverly Hills, CA 90210; where its telephone number is
(310) 281-2571.

B2Digital is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by B2Digital under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by B2Digital. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of B2Digital since the date hereof.

                                                 TABLE OF CONTENTS

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS                           3

Item   1.    The Plan Information                                              3

Item   2.    Registrant Information and Employee Plan Annual Information       4

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                             4

Item   3.    Incorporation of Documents by Reference                           4

Item   4.    Description of Securities                                         5

Item   5.    Interests of Named Experts and Counsel                            5

Item   6.    Indemnification of Officers, Directors, Employees and
             Agents; Insurance                                                 5

Item   7.    Exemption from Registration Claimed                               5

Item   8.    Exhibits                                                          5

Item   9.    Undertakings                                                      6

SIGNATURES                                                                     7

EXHIBITS                                                                       8

                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)
                                   PROSPECTUS

ITEM 1. THE PLAN INFORMATION.

The Company

B2Digital has its principal executive offices at 9171 Wilshire Blvd., Suite B, Beverly Hills, CA 90210. B2Digital's telephone number is (310) 281-2571.

Purpose

B2Digital will issue common stock to certain consultants pursuant to their consulting agreements and the Stock Plan, which have been approved by the Board of Directors of B2Digital. The Stock Plan is intended to provide a method whereby B2Digital may be stimulated by the personal involvement of the consultants in B2Digital's future prosperity, thereby advancing the interests of B2Digital, and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

Common Stock

The Board has authorized the issuance of up to 300,000,000 shares of the common stock to the consultants upon effectiveness of this registration statement.

The Consultants

The consultants have agreed to provide their expertise and advice to B2Digital for the purposes set forth in the consulting agreements.

No Restrictions on Transfer

The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Consultants

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by B2Digital for federal income tax purposes in the taxable year of B2Digital during which the recipient recognizes income.

Restrictions on Resales

In the event that an affiliate of B2Digital acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to B2Digital. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. B2Digital has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2. Registrant Information and Employee Plan Annual Information

B2Digital will provide to participants without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this registration statement. These documents are incorporated by reference in the
Section 10(a) prospectus. Other documents required to be delivered to employees pursuant to Rule 428(b) are available without charge, upon written or oral request. This request should be directed to B2Digital at 9171 Wilshire Blvd., Suite B, Beverly Hills, CA 90210. B2Digital's telephone number is (310) 281-2571.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by B2Digital, Inc. are incorporated herein by reference:

(a) B2Digital's latest Annual Report on Form 10-KSB for the year ended March 31, 2005, filed with the Securities and Exchange Commission;

(b) The reports of B2Digital filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended March 31, 2005;

(c) A description of the securities of B2Digital as contained in its registration statement on Form S-B/A(File No. 2-86781-D), filed on March 20, 1984 and including any amendment or report filed for the purpose of updating such description; and

(d) All other documents filed by B2Digital after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Weed & Co. LLP has rendered an opinion on the validity of the securities being registered. Mr. Richard Weed, managing partner of Weed & Co. LLP owns 7,000,000 shares of B2Digital common stock and stock options to purchase 2,000,000 shares of B2Digital common stock at $.03 per share.

The financial statements of B2Digital are incorporated by reference in this prospectus as of and for the year ended March 31, 2005 have been audited by Larry O. Donnell, C.P.A., P.C., independent certified public accountants.

Item 6. Indemnification of Officers, Directors, Employees and Agents; Insurance.

Under Delaware law, a corporation may indemnify its officers, directors, employees, and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933.

In addition, Section 102(b)(7) of the Delaware General Corporation Law and B2Digital's Certificate of Incorporation provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

The effect of these provisions may be to eliminate the rights of B2Digital and its stockholders, through stockholders' derivative suits on behalf of B2Digital, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described in clauses (a) - (d) of the preceding sentence.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No. Title
----------- -----
5.1         Legal opinion of Weed & Co. LLP

10.1        August 2005  Non-Qualified Stock Compensation Plan

23.1        Consent of Weed & Co. LLP (included in Exhibit 5.1)

23.2        Consent of Larry O. Donnell, C.P.A., P.C.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

      (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required [or] to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on August 19, 2005.

                                      B2Digital, Inc.

                                      (Registrant)

                                      /s/   Robert C. Russell
                                      -----------------------
                                      Robert C. Russell
                                      Chief Executive Officer, President and
                                      Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES                    TITLE                             DATE
----------                    -----                             ----

/s/ Robert C.Russell          Chief Executive Officer,          August 19, 2005
--------------------------    President and Chairman of the
Robert C. Russell             Board of Directors

/s/ Marcia A. Pearlstein      Interim Chief Financial Officer   August 19, 2005
--------------------------    (Principal Accounting Officer)
Marcia A. Pearlstein          Secretary and Director

/s/ Dr. Igor Loginov          Chief Technical Officer,          August 19, 2005
--------------------------    Director
Dr. Igor Loginov